Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, October 28, 2004	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS A 66% INCREASE

IN PRE-TAX EARNINGS FOR THE THIRD QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the third quarter ended September 30, 2004.

Earnings before income taxes for the quarter ended September 30, 2004 increased by $4,114,000 or 65.6% to $10,385,000 compared with $6,271,000 in the comparable quarter of the prior year. Improvements in all of the Company’s NASCAR events, the favorable impact of certain previously discontinued events, as well as lower depreciation and net interest expense contributed to the increase in earnings before income taxes.

Revenues increased by $195,000 to $38,402,000 for the quarter ended September 30, 2004 compared with $38,207,000 in the third quarter of 2003. The Company promoted a total of six major motorsports events in the third quarter of 2004 compared with eight events in the third quarter of 2003. Broadcast revenues, admissions and event-related revenues for comparable NASCAR events all increased over the same period of the prior year. The prior year third quarter revenues included a total of $4,456,000 from the Grand Prix of Denver and Gateway IRL events, which were not promoted in 2004.

Operating and marketing expenses were $20,687,000 in the third quarter of 2004 compared with $24,686,000 in the comparable quarter of 2003. The prior year amount included $5,991,000 related to the two events mentioned above. On a comparable basis operating and marketing expenses were $1,992,000 higher than in the prior year’s third quarter, primarily due to increased sanction fees and purses.

General and administrative expenses were $3,907,000 in the third quarter of 2004 compared with $3,521,000 for the same quarter last year. Savings from the elimination of overhead at Denver and St. Petersburg were more than offset by higher wages and fringe benefits, and legal, audit and consulting expenses related to compliance with Sarbanes-Oxley activities. Administrative expenses also included $267,000 for a judgment entered into against the Company in August related to a claim that arose during the construction of the Company’s Nashville facility in 2000. The Company has filed an appeal, but has recorded an expense for the amount of the claim, pending the outcome of the appeal.

Depreciation and amortization were $283,000 lower in the third quarter of 2004, primarily due to a decrease in property and equipment resulting from the write-off of assets in December 2003 at Denver and St. Petersburg.

Net interest expense was $23,000 lower in the third quarter of 2004 compared with the same quarter of the prior year. Lower average amounts outstanding on the Company’s credit facility during the third quarter of 2004 was the principal reason for the decrease in interest expense. Higher short-term interest rates were virtually offset by narrower spreads during this period. Interest expense in the third quarter of 2004 also included $115,000 of pre-judgment interest related to the Nashville claim mentioned earlier.

Net earnings for the quarter ended September 30, 2004 were $4,136,000 or $0.10 per diluted share compared with $4,465,000 or $0.11 per diluted share for the same period last year. Net earnings and net earnings per share were negatively affected in the third quarter of 2004 by a 60.2% effective income tax rate compared with a 28.8% rate in the third quarter of 2003. The higher rate in 2004 was principally due to an increase in state income tax expense attributable to valuation allowances established on state net operating losses.

For the nine months ended September 30, 2004, revenues were $90,450,000 compared with $90,023,000 in the prior year, which included revenues of $7,404,000 from three events that were not promoted in 2004.

The Company’s financial position strengthened during the first nine months of 2004 as cash flow from operations was $17,644,000 compared with $14,665,000 for the first nine months of last year. At September 30, 2004, indebtedness was $46,288,000, down $15,989,000 from the $62,277,000 that was outstanding nine months earlier.

Capital spending was $2,735,000 for the nine month period ended September 30, 2004 compared with $2,865,000 in the same period of the prior year. The installation of Steel and Foam Energy Reduction (“SAFER”) walls at the Company’s fixed facilities represented $854,000 of capital expenditures in 2004. The Company expects to spend an additional $1,500,000 to $2,000,000 on SAFER walls during the remainder of 2004.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, IRL, NHRA and Champ Car. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Admissions	$15,790	$16,738	$36,307	$38,400
Event-related revenue	12,468	13,905	30,841	33,076
Broadcasting revenue	9,133	7,417	21,647	17,803
Other revenue	1,011	147	1,655	744

	38,402	38,207	90,450	90,023

Expenses:
Operating and marketing	20,687	24,686	54,215	60,639
General and administrative	3,907	3,521	11,316	11,269
Depreciation and amortization	2,415	2,698	7,211	8,022

	27,009	30,905	72,742	79,930

Operating earnings	11,393	7,302	17,708	10,093

Interest income	1	155	485	161
Interest expense	(1,009)	(1,186)	(3,102)	(3,923)

Earnings before income taxes	10,385	6,271	15,091	6,331

Income taxes	6,249	1,806	8,978	1,836

Net earnings	$4,136	$4,465	$6,113	$4,495

Net earnings per common share:
- Basic	$0.10	$0.11	$0.15	$0.11

- Diluted	$0.10	$0.11	$0.15	$0.11

Average shares outstanding:
- Basic	40,037	39,935	40,008	39,854
- Diluted	40,052	40,017	40,027	39,968

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	September 30, 2004	September 30, 2003	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$857	$1,535	$3,348
Accounts receivable	10,367	9,379	2,643
Inventories	255	588	259
Prepaid expenses and other	1,810	1,677	1,691
Receivable from Dover Downs Gaming & Entertainment, Inc.	105	—	96
Income taxes receivable	—	3,289	5,819
Deferred income taxes	501	298	548

Total current assets	13,895	16,766	14,404

Property and equipment, net	225,191	239,873	229,603
Restricted cash	3,568	4,309	3,433
Other assets, net	1,390	1,599	1,434
Deferred income taxes	46	3,067	90
Goodwill	8,521	21,883	8,521

Total assets	$252,611	$287,497	$257,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,723	$3,761	$3,333
Accrued liabilities	6,716	6,872	4,587
Payable to Dover Downs Gaming & Entertainment, Inc.	—	211	—
Income taxes payable	1,049	—	—
Notes payable to banks	—	42,540	—
Current portion of long-term debt	805	745	745
Deferred revenue	6,412	7,669	11,304

Total current liabilities	16,705	61,798	19,969

Notes payable to banks	27,800	—	43,045
Long-term debt	17,683	18,486	18,487
Other liabilities	64	85	85
Deferred income taxes	47,773	42,621	38,527

Stockholders’ equity:
Common stock	1,688	1,649	1,656
Class A common stock	2,330	2,345	2,344
Additional paid-in capital	128,483	127,792	127,783
Retained earnings	10,909	33,032	5,999
Accumulated other comprehensive loss	(403)	(311)	(410)
Deferred compensation	(421)	—	—

Total stockholders’ equity	142,586	164,507	137,372

Total liabilities and stockholders’ equity	$252,611	$287,497	$257,485

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating activities:
Net earnings	$6,113	$4,495
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,211	8,022
Amortization and write-off of credit facility fees	220	928
Amortization of deferred compensation	32	—
Tax benefit of options exercised	6	526
Deferred income taxes	6,835	4,275
Changes in assets and liabilities:
Accounts receivable	(7,724)	(5,853)
Inventories	4	(206)
Prepaid expenses and other	(27)	2,010
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(9)	(582)
Accounts payable	(1,610)	1,319
Accrued liabilities	2,129	1,547
Income taxes payable/receivable	9,377	2,617
Deferred revenue	(4,892)	(4,411)
Other liabilities	(21)	(22)

Net cash provided by operating activities	17,644	14,665

Investing activities:
Capital expenditures	(2,735)	(2,865)
Restricted cash	(135)	(626)
Other	—	70

Net cash used in investing activities	(2,870)	(3,421)

Financing activities:
Repayments on notes payable to banks, net	(15,245)	(8,975)
Repayments of long-term debt	(744)	(683)
Proceeds from stock options exercised	259	132
Credit facility origination and amendment fees	(332)	(470)
Dividends paid	(1,203)	(1,198)

Net cash used in financing activities	(17,265)	(11,194)

Net (decrease) increase in cash and cash equivalents	(2,491)	50
Cash and cash equivalents, beginning of period	3,348	1,485

Cash and cash equivalents, end of period	$857	$1,535